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                                                                   EXHIBIT 10.52
                                    AGREEMENT

This Agreement is entered into as of this 20th day of June 2001, by and between W.T. Byler Co., LP, a Texas Limited Partnership (the "Buyer"), William Troy Byler, Jr., ("Bill Byler") a limited partner of W. T. Byler Co., LP and the president of its corporate general partner, W. T. Byler Co. - GP, Inc., a Texas corporation, RailWorks W. T. Byler, L. P., a Texas Limited Partnership (Seller), RailWorks Corporation ("RWKS"), a Delaware corporation and owner, directly or indirectly, of all of the outstanding Capital Stock of the partners of Seller, and William Troy Byler, ("Troy Byler") an individual shareholder of RWKS.

                                    RECITALS

WHEREAS, Seller is willing to sell, and Buyer is willing to buy all the assets (inclusive of all real and personal property, equipment, rights and good will, contracts and receivables) of CMC Work and Seller's Civil and Maintenance Divisions (all three of which are defined below), and assume the debts and current liabilities associated therewith (hereinafter collectively the "Business") on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1 Definitions. As used in this Agreement and in the related Schedules and Exhibits, the following terms have the meanings assigned to them below in this
Section 1. 1. Capitalized terms used in this Agreement and not defined below in this Section 1.1 have the meanings assigned to them in the Recitals or elsewhere in this Agreement, as the case may be.

         "Assumed Liabilities" shall mean only those liabilities set forth in
Section 2.3 of this Agreement.

         "Buyer" shall mean W. T. Byler, Co., LP, a Texas Limited Partnership acting by and through its general partner, W. T. Byler, Co.- GP, Inc., a Texas corporation.

         "Buyer's Core Business" shall mean the Business as defined herein.

         "Civil Division" shall mean that part of Seller's business, work and/or contracts requiring any clearing and grubbing, grading, digging, filling and backfill, ground stabilization, underground utilities, and asphalt or concrete paving.

         "Closing" shall mean the consummation of the transaction contemplated by this Agreement pursuant to Section 2.6 herein in Houston, Texas on June 20, 2001.

         "Closing Date" shall mean June 20, 2001.


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         "CMC Work" shall mean any and all business, contracts and/or receivables due from, attributable to or in any way connected with Bill Sjolander and his companies, CMC Industries, Inc., its subsidiaries and affiliates, CMC Railroad, Inc. and any other company now or hereafter acquired by Bill Sjolander regardless of whether such work and/or contract are considered Civil Division, Maintenance Division, Track Construction or Track Maintenance.

         "Effective Date" shall mean May 31, 2001.

         "Maintenance Division" shall mean that part of Seller's business, work and/or contracts that requires furnishing labor and equipment to maintain and assist Class I and Short Line railroads with Right of Way maintenance; special gangs for railroad ties, crossing and switches; and derailment grading and surface corrections, limited to the nature and extent of the W. T. Byler Co. maintenance division prior to its acquisition by RailWorks Corporation.

         "Notes Payable (long and/or short) shall mean only those notes listed on Schedule 2.3(b)(v) for which the total amount due on April 30, 2001 was $3,045,949.00.

         "Purchased Assets" shall mean all of the assets, business, properties and rights of Seller pertaining to the Business, including the goodwill associated therewith, including but not limited to the items listed in paragraphs (a) through (k) of Section 2.1

         "Seller" shall mean RailWorks W. T. Byler, L. P., a Texas Limited Partnership, acting by and through its general partner, RailWorks Track Systems, Inc., a Nevada corporation.

         "Seller's Core Business" shall mean Track Construction and/or Track Maintenance as defined herein.

         "Solicitation to Bid" shall mean the process by which a party may bid on any construction or construction preparation, except that it specifically excludes Transit Bid Solicitation.

         "Track Construction" shall mean that part of Seller's business, work and/or contracts that are for original, track construction of rail, ties and ballast, said construction all and only above the subgrade level.

         "Track Maintenance" shall mean that part of Seller's business, work and/or contracts for the repair and rebuild of existing track, including replacing rail, ties and ballast, said maintenance all and only above the subgrade level, except when below subgrade level work is an integral part of the work or contract.

         "Trade Payables," "Current Liabilities" and/or "accrued Current Liabilities" shall mean only those liabilities and/or payables incurred on behalf of or in connection with customary operation of the Business.


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         "Transit Rail Bid Solicitation" shall mean any bid solicitation involving mass rail transit, and/or commuter rail transit in and/or out of a city and specifically excludes Class I and/or Short Line Railroad bids as well as any bids involving mass and/or commuter traffic through means other than rail.

                  "RWKS" shall mean RailWorks Corporation, a Delaware corporation, its currently owned subsidiaries and affiliates and any future parent, subsidiary, division or affiliate.

                                   ARTICLE 2.
                           PURCHASE AND SALE OF ASSETS

2.1 Purchased Assets. On the terms and conditions contained in this Agreement and subject to the warranties contained herein, at the Closing and on the Closing Date Seller shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase and acquire from the Seller all of the assets, business, properties and rights of Seller exclusively pertaining to the Business, including the goodwill associated therewith (collectively, the "Purchased Assets"), in such condition as they exist on the Closing Date, except as otherwise expressly provided herein. The Purchased Assets shall include:

The real property known as 15203 Lillja Road, Houston, Texas 77060-5299, and all buildings and improvements thereon;

All of the property, plant, equipment, fixtures and leasehold improvements described in Schedule 2.1b;

Seller's interest in the real property lease for 946 Quintana, San Antonio, Texas 78211;

Seller's interest in all personal property leases identified in Schedule 2.1.d;

All of Seller's inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials related exclusively to the Business and Seller's interest in all orders or contracts for the purchase of the same;

The customer contracts identified on Schedule 2.1f and any and all other partially or totally executory contracts, agreements and commitments (if any), pertaining to the Business, subject in each case to the terms, covenants, conditions and provisions of such contracts, agreements, and commitments;

Any licenses, permits, approvals and qualifications pertaining to the Business;

The tradename "W. T. Byler" and any and all related trademarks (if any);

All accounts or notes receivable owing to Seller and arising out of the operation of the Business;

All prepaid expenses and deposits made by Seller for the benefit of the Business; and any excise,


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         sales and use tax credits or receivables related to the Business for the period January 1, 2001 to the Effective Date; and

All of Seller's books, records and other documents and information relating to the Purchased Assets, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee payroll and personnel records, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures.

2.2 Excluded Assets. Notwithstanding Paragraph 2.1 hereof, the following assets (the "Excluded Assets) shall be retained by Seller and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Purchased Assets:

(a) All cash and income tax refunds (if any) of the Business, and any excise, sales and use tax credits or receivables related to the Business for the period prior to January 1, 2001;

(b)      All bank accounts in the name of Seller;

(c) Such licenses, permits or other certificates of authority which, by their terms, are nonassignable;

(d) Seller's Track Construction and Track Maintenance divisions and any and all assets and liabilities related thereto including those contracts listed on Schedule 2.2(d); and

(e) All of Seller's rights under this Agreement and in the consideration to be received pursuant to this Agreement.

                  Other than as set forth above in Paragraph 2.1 hereof, Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as a transfer to Buyer of, any assets other than those used in the conduct of the Business.

2.3. Consideration for Purchased Assets

                  (a) Purchase Price. Subject to adjustment as provided in Paragraph 2.3 below, the price to be paid by Buyer to Seller shall be Thirteen Million Dollars ($13,000,000) (the "Cash Consideration") and assumed debt in the amount of Three Million Forty Five Thousand Nine Hundred Forty Nine Dollars ($3,045,949) (the "Assumed Debt")(collectively the "Purchase Price"). At Closing the Cash Consideration shall be paid by federal funds wire transfer in immediately available funds to an account specified in writing by Seller.

                  (b) Assumed Liabilities. As additional consideration for the purchase of the Purchased Assets, Buyer shall assume the following liabilities (the "Assumed Liabilities"):

                           (i) Seller's obligations under the real property lease for 946 Quintana, San Antonio, TX 78211;


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                           (ii)     Seller's obligations under the terms of the
                  executory customer contracts listed in Schedule 2.1f, and such other contracts, agreements and commitments as are referenced in Paragraph 2.1f hereof;

                           (iii) Except as limited by Section 2.7 herein, any and all liability of Seller or RWKS arising out of any surety or bonding obligations related to any of the customer contracts listed on Schedule 2.1f;

                           (iv)     Trade Payables and accrued Current
                  Liabilities of Seller incurred by Seller in connection with the customary operation of the Business as set forth in
                  Schedule 2.3(b)(iv).

                           (v) Notes Payable (short and long term) of Seller as identified on Schedule 2.3(b)(v).

                           (vi) Except as limited by section 2.4 below, any claims, demands, causes of action, relating exclusively to the Business where the Seller is a claimant.

2.4 Excluded Liabilities. Notwithstanding section 2.3 hereof, the following liabilities (the "Excluded Liabilities") shall be retained by Seller and shall not be transferred, assumed or assigned to or by Buyer in connection with the purchase of the Purchased Assets.

         (a) Any income, sales, use or ad valorem tax deficiencies and/ or the penalties and interest associated therewith for any period or any portion thereof prior to the Closing Date.

         (b) Any employment taxes and any penalties or interest associated therewith for any period or any portion thereof prior to the Closing Date.

         (c) Any claims, demands, or causes of action of any kind, relating to the Track Construction and Track Maintenance divisions.

         (d) Any payable, trade or otherwise and whether or not accrued that does not meet the definition of Trade Payable and Current Liability in Article 1 hereof.

         (f) Any employee claim whatsoever, including but not limited to wages, unemployment benefits, severance and disability, ("Employee Claims"), for all Seller's employees identified on
                  Schedule 5.1(a) regardless of the date an Employee Claim arises and for all other Seller employees, [not identified on
                  Schedule 5.1(a)], as to any claim arising before 5:00 p.m. EST, June 15, 2001 on the Closing Date.

         (g) Any and all claims and/or liabilities set forth on Schedule 2.4(g) regardless of whether they are associated with the Business.


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2.5 Purchase Price Adjustment. The Cash Consideration portion of the Purchase
Price shall be subject to adjustment as of the Closing Date on a dollar-for-dollar basis to reflect the following:

         (a) Any increase or decrease in the total of the "Notes payable (short term)" and "Notes payable (long term)" as identified in
                  Schedule 2.3(b)(v) between April 30, 2001 and the Closing
                  Date;

         (b) Reduction by an amount equal to the excise tax credit that will be available to Seller for the period January 1, 2001 to the Closing Date;

         (c) The amount of Seller's balance sheet account entitled "Due to/Due from" [if the amount is positive (Due to RWKS), the Cash Consideration will be increased; if the amount is negative (Due from RWKS), the Cash Consideration will be reduced]; and

         (d) Reduction by an amount equal to the non-Business portion of the Notes Payable.

2.6 Funding/Closing.

         (a) Subject to the constrains set forth in Section 2.7 herein, Seller's transfer of the Purchased Assets to Buyer and Buyer's assumption of the Assumed Liabilities, and subject to the constraints set forth in paragraph 2.6(b)(iv) herein, payment of the Cash Consideration, (the "Closing") shall take place in Houston, Texas on June 18, 2001 or such other date as may be agreed upon by the parties.

         (b) At Closing, the following actions will be taken by the parties and the completion of each action shall be a further condition to the Closing:


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         Seller shall deliver to Buyer a Bill of Sale and Assignment and a
                  Contract Assignment and Assumption, in the forms attached hereto as Exhibits A and B respectively, and such other deeds, bills of sale, endorsements, consents, assignments, receipts and other instruments as shall be Assignment and Assumption, in the forms attached hereto as Exhibits A and B respectively, and such other deeds, bills of sale, endorsements, consents, assignments, receipts and other instruments as shall be sufficient to vest in Buyer good and marketable title to the Purchased Assets free and clear of all liens, except as otherwise permitted by this Agreement;

         Seller shall deliver proof sufficient to Buyer that Seller has ceased using the Byler name and all appropriate name changes have been accomplished;

         Seller shall deliver to Buyer any and all lien releases required for this transaction including, but not limited to the Bank of America Release substantially in the form attached hereto as Exhibit F.

         Seller shall deliver to Buyer a limited Power of Attorney substantially in the form attached hereto as Exhibit G to allow Buyer to negotiate checks payable to Seller and received by Buyer as payment for receivables and under contracts acquired pursuant to the terms of this Agreement.

                                    (v)      Buyer shall pay the Cash
                           Consideration, subject to adjustment as provided in
                           Section 2.5 hereof; and

                                    (vi)     Buyer shall deliver to Seller
                           instruments in the forms attached hereto as Exhibit C which instruments as shall be sufficient to effect the assumption by Buyer of the Assumed Liabilities.

2.7 Third Party Consents to Assignments, Agreements and Other Considerations. Seller will use all necessary diligence to obtain or to cause to be obtained said consents and such other consents as may be necessary to assign to Buyer ownership or beneficial ownership to all the licenses, permits, contracts and other agreements included in the Purchased Assets as well as any other consents which may be required in order to consummate the transactions contemplated by this Agreement and to satisfy the conditions specified herein. Buyer agrees that it will diligently cooperate with Seller in obtaining the same, and will take such steps as are reasonably requested by Seller with respect thereto. If any consent required for the assignment of, or transfer of beneficial ownership in, any contract or instrument required to be transferred hereunder (individually an "Instrument") is not obtained prior to Closing, such Instrument shall not be deemed assigned or beneficially transferred. Seller shall continue to hold its interest in such Instrument in trust for the benefit of Buyer; shall receive in trust and remit to Buyer any monies paid thereunder as promptly as possible; and shall otherwise cooperate in any reasonable arrangement designed to secure for Buyer all of the benefits of such Instrument. Such cooperation shall include the enforcement for the benefit of Buyer of all rights previously enjoyed by Seller under such Instrument, including defense of any attempt by a third party to cancel such Instrument as a result of the transactions contemplated


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         in this Agreement. Buyer shall on behalf of Seller complete, discharge and fulfill all obligations of Seller under such Instrument.

         (a) Government Filings. The parties will make, as soon as practicable following the execution hereof, all filings required by any governmental agency in connection with the transactions contemplated by this Agreement. All information provided by the parties in connection with such filings will be true, accurate and complete and will comply with all applicable laws and regulations.

         (b) Beneficial Ownership.To the extent that the conveyance, transfer or assignment of any of the Purchased Assets or Assumed Liabilities as contemplated by this Agreement shall require the consent of any governmental authority or other party thereto, then notwithstanding the provisions of Paragraph 2.1, 2.3 and 3.1, this Agreement shall not constitute a contract to convey, transfer or assign the same nor shall any such Purchased Asset or Assumed Liability be transferred or conveyed to Buyer, if the attempt to do so would constitute a breach thereof. Buyer and Seller shall cooperate to procure all such consents, and each party shall bear its own expenses in connection therewith; except that if any payment in consideration for such conveyance, transfer or assignment is required, the parties will share equally the cost/value thereof (up to $10,000) or agree to mutually acceptable alternative arrangements for handling the situation. The parties shall execute a Limited Power of Attorney substantially in the form the form attached hereto as Exhibit G to allow Buyer to negotiate checks payable to Seller and received by Buyer as payment for receivables and under contracts acquired pursuant to the terms of this Agreement.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Buyer, Seller and RWKS. Each of Buyer, Seller and RWKS represents, warrants and covenants with respect to itself and to each other that :

(a) Organization; Power. Such party has been duly organized and is validly existing in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified to do business in those jurisdictions in which such qualification is required for the operation of its business. Such party has the power and authority to enter into and perform this Agreement and the transactions herein contemplated.

(b) Authorization. The execution, delivery and performance by such party of this Agreement have been duly authorized by all requisite corporate or other action on the part of such party. This Agreement has been duly executed and delivered by such party, and constitutes a binding obligation of such party enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy or similar laws affecting creditors' rights generally.

(c) No Conflicts. The execution, delivery and performance of this Agreement by such party will not conflict with or result in a violation of any governmental law, rule or regulation or a


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         violation of or default under (i) the certificate of incorporation and by-laws (or comparable organization documents) of such party, (ii) contracts and/or loan or debt covenants, and (iii) any judicial or administrative order, judgment or decree or arbitration award to which such party is a party or is subject.

3.2 Representations and Warranties of Seller and/or RWKS. Seller and/or RWKS represents and warrants to Buyer as follows:

(a) Purchased Assets. Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets. Included in the Purchased Assets is all tangible and intangible personal property of Seller used exclusively in the Business. Seller will at Closing have the right to sell, convey and transfer the same to Buyer free and clear of all mortgages, options, liens, charges, security interests, leases, tenancies, covenants, conditions, agreements, claims, restrictions and other encumbrances of every kind (except purchase money liens and without restriction on the use or transfer of such property.

(b) Litigation. Except as disclosed in Schedule 2.4(g), there is no suit, claim, action, proceeding or investigation now pending or, to the best of Seller's knowledge, threatened before any court, grand jury, administrative or regulatory body, governmental agency, arbitration or mediation panel or similar body, to which Seller is or would be a party or which may result in any judgment, order, decree, liability, award or other determination which will, or could, have any adverse effect upon
         (i) the Purchased Assets, (ii) Buyer's ability to utilize and enjoy the Purchased Assets and/or (iii) the Assumed Liabilities. No such judgment, order, decree or award has been issued or entered against Seller which has, or could have, such effect.

(c) Licenses and Permits. All licenses and permits required for the conduct of the Business have been obtained, are valid and in full force and effect and will be so upon Closing. To Seller's knowledge, Seller is not in violation of or default under existing laws, rules, regulations, ordinances, orders, judgments or decrees relating to the Business.

(d) Employees. To the knowledge of Seller and RWKS, (i) Seller has complied with all laws and governmental requirements relating to the employment of labor, including provisions thereof relating to wages, hours, benefits, equal opportunity, collective bargaining and the payment of social security and other taxes; (ii) Seller has no material labor relations problem relating to the Business; (iii) there are no workers' compensation claims material to the Business pending against Seller nor is Seller or RWKS aware of any facts that would give rise to such a claim; (iv) no employee of Seller engaged in the operation of the Business is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business; (v) no citation has been issued by the Occupational Health and Safety Administration against Seller that would be material to the operation of the Business and no notice of contest or OSHA administrative enforcement proceeding involving Seller has been filed or is pending; (vi) no citation of Seller has occurred and no enforcement proceeding has been initiated or is pending under federal or foreign immigration law; and/or (vii) Seller


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         has not taken any action nor does Seller believe the impact to its current employees of Buyer's Covenants in Section 5.1 hereof will constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification Act or otherwise trigger notice requirements or liability under any local or state plant closing notice law.

(e) Leased or Subleased Property. To the knowledge of Seller and RWKS, there are no defaults by any party to the leased property at 946 Quintana, San Antonio, Texas 78211.

(f) Taxes and Tax Returns. Seller has duly filed all federal, state, local and other tax returns required by law to be filed with respect to the Business and the Purchased Assets, all of which are true and correct in all respects, and has paid all taxes, interest, penalties and assessments which are due and payable thereon. Seller has not received any notice of any assessed or proposed claim or deficiency against it in respect of the Business or the Purchased Assets, and there is no present dispute between Seller and any governmental department, commission, board, bureau, agency or instrumentality concerning any tax (including penalties and interest thereon) of any nature with respect to the Business or the Purchased Assets. With respect to Sellers preparation of its 2001 returns, Buyer shall allow Seller's representative reasonable access during customary business hours to relevant records retained by Buyer.

                                   ARTICLE 4.
                              CONDITIONS TO CLOSING

4.1 Conditions to Obligations of the Parties. A party shall not be obligated to consummate the transactions contemplated by this Agreement if any action or proceeding is pending on the Closing Date before any court or other governmental body or by any person or public authority seeking to restrain, prohibit or to obtain damages or other relief in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or if any government agency shall have threatened or taken action with respect to the consummation of the transactions contemplated hereby and such action or threat of action is outstanding on the Closing Date.

4.2 Conditions to Obligations of Buyer. All obligations of Buyer under this Agreement are subject to and shall be conditioned upon the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in writing by Buyer:

(a) Accuracy of Representations and Warranties. All representations, covenants and warranties of Seller set forth in this Agreement shall have been complied with and shall be true when made and as of the Closing Date with the same force and effect as though made again at Closing.

(b) Performance of Agreements. Seller shall have performed all obligations and agreements, and shall have complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it at or prior to Closing.

(c) Delivery of Transfer Documents and Purchased Assets by Seller. Seller shall have delivered to Buyer the following documents: (i) a bill of sale and assignment, substantially in the form attached hereto as Exhibit A (the "Bill of Sale and Assignment"), conveying the Purchased Assets sold, transferred and assigned pursuant to this Agreement; (ii) an assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the "Contract Assignment and Assumption Agreement"), assigning the executory contracts of Seller to be assigned as identified in Schedule 2.1(f) and pursuant to which Buyer shall assume the obligations of Seller thereunder.

(d) Opinion of Counsel. Seller shall have delivered to Buyer an opinion of Seller's independent counsel, (holding professional liability insurance) substantially in the form attached as Exhibit C hereto.

(e) Lien Releases. Cause and/or effectuate any and all lien releases necessary to fulfill representations in Section 3.1(d), including a Release from Bank of America, N.A. substantially in the form attached as Exhibit G hereto.

(f) During the period from May 31, 2001 to Closing, the Seller shall have conducted and funded the Business in a manner acceptable to Buyer and Seller shall not during that period done any of the following in respect of the Business without the written approval of Buyer:

                  (i) sell or otherwise dispose of or contract to sell or otherwise dispose of any of the Purchased Assets, excluding "consumables", or encumber or contract to encumber any thereof; and

                  (ii) modify or cancel any of the executory agreements included in the Purchased Assets or enter into any commitments, agreements or understandings that in any way modify the Business or any assets and liabilities thereof.

(g) Seller shall have, at its own expense, maintained insurance as is currently in effect on the Purchased Assets against the risk of loss or damage attributable to storm, fire, water, theft, burglary, shipping, handling or riot, and shall have the risk of loss or damage to the Purchased Assets from all causes from the date hereof until the Closing.

(h) Removal of Property, Equipment & Personnel. Seller shall have removed from the 15203 Lillja Road, Houston, Texas 77060-5299 property and premises all property, equipment and business not purchased by Buyer including the property listed on Schedule 4.2 (i) as well as all personnel listed on Schedule 5.1(a) (ii), their personal effects and employment information.

4.3. Conditions to Obligations of Seller. All obligations of Seller under this Agreement are subject to and shall be conditioned upon the satisfaction of each of the following conditions at or prior to the date of Closing, any of which may be waived in writing by Seller:

(a) Accuracy of Covenants. All representations and covenants of Buyer set forth in this Agreement shall have been complied with and shall be true when made and as of the Closing Date with the same force and effect as though made again at Closing.

(b) Performance of Agreements. Buyer shall have performed all obligations and agreements, and shall have complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it at or prior to Closing.

(c) Delivery of Documents By Buyer, Troy and Bill Byler. Buyer and/or Troy and Bill Byler shall have delivered to Seller the following: (i) the Cash Consideration, as both limited and provided for in Paragraph 2.6;
         (ii) an assumption agreement, substantially in the form attached hereto as Exhibit C (the "Assumption Agreement"), pursuant to which Buyer will assume the Assumed Liabilities; (iii) a counterpart of the Contract Assignment and Assumption Agreement; (iv) Troy and Bill Byler's stock certificate or certificates, properly endorsed to RWKS, representing 300,000 shares of RWKS stock; (v) RailWorks Corporation Incentive Stock Option Certificate numbers 40, 118 and 125, representing options to purchase respectively 11,449, 20,000 and 58,443 shares of RWKS common stock (the "Option Certificates"); and (vi) Reliance Insurance Company Bond No. B2961940.

(d) Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Buyer's counsel substantially in the form attached as Exhibit E hereto.

                                    ARTICLE 5
                     COVENANTS AT AND FOLLOWING THE CLOSING

5.1       Employees.

(a) As of the Closing Date, employment with Seller of all employees of the Business (including those, if any, on disability, sick leave, layoff or leave of absence who, in accordance with Seller's applicable policies, would be eligible to return to active status) will terminate for all purposes. As of Closing, Buyer shall offer employment to all active Business employees as identified on Schedule 5.1(a)(i) at the same salaries and wages as provided by Seller immediately prior to the Closing Date. Seller's employees who will not be offered employment by Buyer and who the parties agree are not employees of the Business are identified on Schedule 5.1(a) (ii). Such employment will "carry-over" said employee's years of service, accumulated vacation and leave. Employment with Buyer will also include a health insurance option for the employee.

(b) The Seller shall remain liable for (i) the long-term disability benefits to the employees of the Business who are receiving such benefits as of the Closing Date, (ii) the premiums for employees of the Business who as of the Closing Date, were on a "waiver of premium" for life insurance due to disability incurred prior to the Closing Date, and (iii) disability payments to employees who became disabled prior to the Closing Date, but who at such time are in the waiting period, provided that they remain disabled and receive benefits after the Closing Date.

(c) Buyer shall have sole responsibility for accrued and unpaid vacation and holidays of the employees of the Business to which they are entitled through the Closing Date under the Seller's policy and practice in effect on the Closing Date and shall discharge its liability with respect thereto for all employees of the Business either by providing such employees with their eligible vacation or holiday time or a payment in lieu thereof.

(d) Nothing contained in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.2 Non-competition.

(a) The general intent of the parties is that from Closing until December 31, 2003, the Seller pursue the Seller's Core Business free from competition of Troy and Bill Byler and the Buyer. Therefore:

                           (i) For the period beginning on the Closing Date and
                  ending on December 31, 2003, Buyer, Troy and Bill Byler and/or any company in which any of them may have an interest, and their respective successors and assigns, will not self perform nor engage in, (other than through sub-contracting such work to an unrelated third party), have any interest in, directly or indirectly, in any other person, firm, corporation or other entity engaged in any business activities competitive with Seller's or RWKS' Track Construction and Track Maintenance; save and except for such work and/or services performed by the portion of Seller's Maintenance Division acquired by Buyer as part of the Business and any CMC Work. Ownership of stock for investment purposes of less than 10% of the issued and outstanding stock of a company will not violate this provision; provided that such stock is publicly traded on a national securities exchange or in the over-the-counter market.

                           (ii) Furthermore, for the period beginning on the
                  Closing Date and ending on December 31, 2003, Buyer, Troy and Bill Byler and/or any company in which any of them may have an interest, shall not as a General Contractor tender a bid or perform on a bid for any (1) Transit Bid Solicitation, or (2) any other Solicitation to Bid in which at least thirty percent (30%) of the proposed work does not involve the Business, save and except when the Solicitation to Bid is directed solely to the Buyer, Troy or Bill Byler, or Seller declines to issue a bid to such Solicitation to Bid. Nothing in this Section 5.2(a)(ii) shall be interpreted to in any way limit Buyer, Troy and Bill Byler from performing work as a subcontractor, (unless such work is prohibited by Section 5.2(a)(i) above).

(b) The general intent of the parties is that from Closing until December 31, 2003, the Buyer pursue the Buyer's Core Business free from competition of Seller and RWKS. Therefore:

                           (i) For the period beginning on the Closing Date and
                  ending on December 31, 2003, Seller and RWKS and any company in which either may have an interest, and their respective successors and assigns, shall not self perform, nor engage in (other than through sub-contracting such work to an unrelated third party), or have any interest in, directly or indirectly, any other person, firm, corporation or other entity engaged in any business activities competitive with the Business except for that part of Track Maintenance which the definition thereof refers to as, "an integral part of the contract /work." Ownership of stock for investment purposes of less than 10% of the issued and outstanding stock of a company will not violate this provision; provided that such stock is publicly traded on a national securities exchange or in the over-the-counter market.

                           (ii) Furthermore, for the period beginning on the
                  Closing Date and ending on December 31, 2003, neither Seller nor RWKS and/or any company in which either of them may have an interest, shall not as a General Contractor tender a bid or perform on a bid in which at least thirty percent (30%) of the proposed work does not involve Track Maintenance and/or Track Construction, save and except when the Solicitation to Bid is directed solely to the Seller or RWKS, or Buyer declines to issue a bid to such Solicitation to Bid. Nothing in this
                  Section 5.2(b)(ii) shall be interpreted to in any way limit Seller or RWKS from performing work as a subcontractor, (unless such work is prohibited by Section 5.2(b)(i) above).

5.3 Non-solicitation. For the period beginning on the Closing Date and ending on December 31, 2003, each party hereto, any company in which any party may have an interest , and their respective successors and assigns shall not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any officer, director, employee, consultant, contractor, agent, lessor, lessee, licensor, licensee, supplier or any shareholder or to the personnel of the other party or any of its affiliates to terminate, alter, or lessen that party's affiliation with said party or such affiliate or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and his or her employer. Ownership of stock for investment purposes of less than 10% of the issued and outstanding stock of a company will not violate this provision; provided that such stock is publicly traded on a national securities exchange or in the over-the-counter market.

5.4 Sales and Other Taxes. Buyer shall be responsible for any and all taxes, fees and governmental charges attributable to the purchase/sale of the Business, the Purchased Assets or the Assumed Liabilities; except that Seller will be responsible for any such taxes, fees or charges in the nature of a tax on income or capital gains.

5.5 Right of First Refusal.

         (a) In the event that Seller and/or RWKS receives a bona fide offer to purchase the business and assets of Seller's Track Construction and/or Track Maintenance division, which Seller and/or RWKS intends to accept, RWKS shall provide to Buyer, Troy and Bill Byler written notice of the terms and conditions of such offer and Buyer, Troy and Bill Byler shall have thirty (30) days thereafter in which to provide written notice to RWKS that Buyer, Troy or Bill Byler will purchase said Track Construction and/or Track Maintenance division in accordance with such terms and conditions. If Buyer, Troy or Bill Byler provides such notice to RWKS, the parties shall consummate the transaction within ninety
(90) after the date of said notice. If Buyer, Troy or Bill Byler fails to provide such notice as specified herein, RWKS shall have the unrestricted right to sell the railroad division of Seller in response to said offer.

(b) In consideration for the grant of the right set forth in paragraph (a) above, each of Troy and Bill Byler shall and does hereby sell, assign and transfer to RWKS such common stock of RWKS and options to acquire common stock of RWKS as held by them as of the date of this Agreement, as follows:

                  RWKS Common Stock                            300,000 shares
                  Options to acquire RWKS Common Stock          89,892 shares

         (c) Solely for the purposes of this Section 5.5 provision, Track Construction and Track Maintenance divisions of Seller" shall mean and include only the business and assets of Seller which were formerly operated as the Track Construction and Track Maintenance divisions of W. T. Byler Co., Inc. Said term specifically excludes any business and assets of Seller which were formerly operated as or by Earl Campbell Construction Company, Inc. and/or Wm. A. Smith Construction Company, Inc.

5.6 Release by Seller and RWKS. Seller and RWKS, for themselves, their affiliates and their respective shareholders, directors, officers, successors and assigns hereby knowingly and voluntarily waive, release and forever discharge Buyer Troy and Bill Byler, their spouses, heirs, devisees, legatees, personal representatives, affiliates, companies and their respective directors, officers, employees, representatives, shareholders, attorneys, successors and assigns (the "Buyer Releasees") from and against any and all claims, actions, suits, debts, demands, judgments, liabilities or other remedial relief of any nature, in law or in equity, whether known or unknown (and if unknown, regardless of whether knowledge of the same may have affected the decision to enter into this Release), including but not limited to those pertaining to or in any manner connected with (i) the Stock Purchase Agreement between RailWorks Corporation, W. T. Byler Co., Inc. and William Troy Byler, dated October 1, 1999, as amended (the "Stock Purchase Agreement"), (ii) the transaction contemplated and undertaken pursuant to the Stock Purchase Agreement, (iii) the Employment Agreements between W. T. Byler Co., Inc. and William Troy Byler and between W. T. Byler Co., Inc. and William Troy Byler, Jr., both dated October 22, 1999 (the "Employment Agreements"), (v) the employment of William Troy Byler and/or William Troy Byler, Jr. by Seller, and (vi) all acts or omissions by Buyers prior to the Closing Date; except for the Buyer Releasees liabilities and obligations arising (a) under this Asset Purchase Agreement, including the attached Exhibits hereto, and (b) as a result of a breach of Section 4.15, 4.26, 4.27, 4.28 or 8.01(a) of the Stock Purchase Agreement.

5.7 Release by Buyer, Troy and Bill Byler. Buyer Troy and Bill Byler, for themselves and their spouses, heirs, devisees, legatees, personal representatives, affiliates, companies and their respective directors, officers, employees, representatives, shareholders, attorneys, successors and assigns, hereby knowingly and voluntarily waive, release and forever discharge Seller and RWKS and their respective affiliates, directors, officers, successors and assigns (the "RWKS Releasees"), from and against any and all claims, actions, suits, debts, demands, judgments, liabilities or other remedial relief of any nature, in law or in equity, whether known or unknown (and if unknown, regardless of whether knowledge of the same may have affected the decision to enter into this Release), including but not limited to those pertaining to or in any manner connected with (i) the Stock Purchase Agreement, including but not limited to any amounts due and owing pursuant to Exhibit D thereto, (ii) the transaction contemplated and undertaken pursuant to the Stock Purchase Agreement, (iii) the Installment Note by and among RailWorks

Corporation, W. T. Byler Co., Inc. and William T. Byler, dated October 22, 1999, including Reliance Insurance Company Bond #B2961940 and any and all claims related thereto, (iv) the Employment Agreements, (v) the Bylers employment by Seller and/or RWKS, (vi) the Option Certificates, and (vii) the actions and omissions of Seller or RWKS prior to the Closing Date; except for the RWKS Releasees liabilities and obligations arising (a) under this Asset Purchase Agreement, including the attached Exhibits hereto, and (b) as a result of a breach of Section 8.01(b) of the Stock Purchase Agreement.

5.8 Payment and Performance Bonds. As of the Closing Date or as soon thereafter as reasonably possible, but in no event later than one-hundred and twenty (120) days after the Closing Date, Buyer shall cause the replacement and return of the payment and performance bonds listed on Schedule 5.8, (the "Bonds") or the substitution of the Surety or Sureties underwriting such Bonds. In any event, Buyer shall indemnify, defend and hold Seller and RWKS harmless from and against any and all claims, actions, suits, debts, demands, judgments, liabilities or other remedial relief of any nature, in law or in equity, arising out of or related to the Bonds related to the Business and identified on Schedule 5.8.

5.9 Press Releases. Prior to the Closing Date, Seller and Buyer shall each approve any press release or public statement with respect to the transactions contemplated hereby and any filing with any governmental or regulatory agency with respect thereto.

5.10 Bulk Sales Compliance. Buyer hereby waives compliance with the provisions of the bulk sales or similar laws of any state or jurisdiction if applicable to the sale of the Purchased Assets.

5.11 Tradename. As of the Closing Date Seller and RWKS shall cease using "W. T. Byler" or any derivation thereof in its name or continuing business activities.

                                    ARTICLE 6
                                 INDEMNIFICATION

6.1 Survival of Representations and Warranties. The respective representations and warranties of the parties herein contained shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided that if there shall then be pending any claim for indemnification as provided by this Agreement that has been previously asserted by a party to this Agreement, such claim shall continue to be subject to the indemnification provisions of this Agreement in accordance therewith.

6.2 Indemnification By Buyer. In addition to the indemnification provided in Paragraph 6.4, Buyer ("Indemnitor" for the purposes of this paragraph 6.2) shall indemnify, defend and hold the Seller and RWKS ("Indemnitees" for the purposes of this paragraph 6.2) harmless from and against any loss, claim, damage, cost and expense (including reasonable legal fees) that Indemnitees may incur or suffer resulting from:

(a) the inaccuracy or breach of any representation or warranty herein, or the breach or non-performance of any of the covenants or agreements made by Indemnitor hereunder;

(b) any income, sales or use taxes, and interest and penalties related thereto, with respect to or arising from use or operation of the Business, the Purchased Assets or the Assumed Liabilities, and which cover taxable years or portions thereof after the Closing Date;

(c) any and all claims for personal injury or death or property damage, direct or consequential, resulting from or connected with (i) goods manufactured or sold or services performed by Buyer after the Closing Date or (ii) any other aspect of the ownership or operation of the Business, the Purchased Assets or the Assumed Liabilities after the Closing Date;

(d) any and all claims arising out of or connected with any of the Assumed Liabilities; and

         Indemnitees shall not be entitled to make any claim hereunder until the aggregate amount of all damages, losses, liabilities, and expenses claimed by Indemnitees as a result of all all damages, losses, liabilities, and expenses claimed by Indemnitees as a result of all misrepresentations and breaches of warranties contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby is equal to U.S. $50,000.00. After the aggregate amount of such damages, losses, liabilities and expenses claimed exceeds U.S. $50,000.00, Indemnitees shall be entitled to make such claims against Indemnitors for the full amount thereof.

6.3 Indemnification By Seller and RWKS. In addition to the indemnification provided in Paragraph 6.4, Seller and RWKS ("Indemnitors" for the purposes of this paragraph 6.3) shall indemnify, defend and hold the Buyer, Troy and Bill Byler ("Indemnitees" for the purposes of this paragraph 6.3) harmless from and against any loss, claim, damage, cost and expense (including reasonable legal fees) that Indemnitees may incur or suffer resulting from:

(a) the inaccuracy or breach of any representation or warranty herein, or non-performance of any of the covenants or agreements made by the Indemnitors hereunder.

(b) any income, sales or use taxes, and interest and penalties related thereto, with respect to or arising from use or operation of the Business, the Purchased Assets or the Assumed Liabilities, and which cover taxable years or portions thereof prior to the Closing Date; and

(c) any and all claims for personal injury, death or property damage, direct or consequential, resulting from or connected with (i) goods manufactured or sold or services provided before the Closing Date or
         (ii) any other aspect of the ownership or operation of the Business, the Purchased Assets or the Assumed Liabilities prior to the Closing Date.

(d) the termination of employment of, or the termination or alteration of the terms of employment or benefits of, any employee of Seller employed immediately prior to the Closing Date.

Indemnitees shall not be entitled to make any claim hereunder until the aggregate amount of all damages, losses, liabilities and expenses claimed by Indemnitees as a result of all misrepresentations and breaches of warranties contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby is equal to US $50,000. After the aggregate amount of such damages, losses, liabilities and expenses claimed exceeds US $50,000, Indemnitees shall be entitled to make such claims against Indemnitors for the full amount thereof.

6.4 Brokers. Each party represents to the other that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on between them directly without the intervention of any other person or organization in such manner as to give rise to any valid claim against the Seller, Buyer, RWKS, Troy or Bill Byler for a brokerage commission, finder's fees, counseling or advisory fees or like payment; and further, each party hereby agrees to indemnify and hold the other harmless from and against any liability, cost or expense (including reasonable attorneys' fees) for a brokerage commission, finder's fees, counseling or advisory fees or like payment, resulting from any action by that party in breach of the foregoing representation.

6.5 Provisions Relating to Indemnity Claims. The following provisions will apply to any claim for indemnification hereunder (an "Indemnity Claim"):

         (a) Promptly after becoming aware of any matter that may give rise to an Indemnity Claim, the indemnitee will provide to the indemnitor written notice of the Indemnity Claim specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if an estimate is feasible in the circumstances.

         (b) If an Indemnity Claim relates to an alleged liability to any other person (hereinafter, in this section, called a "Third Party Liability"), including without limitation any governmental or regulatory body or any taxing authority, which is of a nature such that the indemnitee is required by applicable law to make a payment to a third party before the relevant procedure for challenging the existence or quantum of the alleged liability can be implemented or completed, then the indemnitee may, notwithstanding the provisions of paragraphs (c) and (d) of this section, make such payment from the indemnitor in accordance with this Agreement; provided that, if the alleged liability to the third party as finally determined upon completion of settlement negotiations or related legal proceedings is less than the amount which is paid by the indemnitor in respect of the related Indemnity Claims, then the indemnitee shall forthwith following the final determination pay to the indemnitor the amount by which the amount of the liability as finally determined is less than the amount which is so paid by the indemnitor.

         (c) The indemnitee shall not negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Liability as to which it proposes to assert an Indemnity Claim, except with the prior consent of the indemnitor (which consent shall not be unreasonably withheld or delayed).

         (d) With respect to any Third Party Liability, provided the indemnitor first admits the indemnitee's right to indemnification for the amount of such Third Party Liability which may at any time be determined or settled, then in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Liability, the following procedures will apply:

                  (i) except as contemplated by subparagraph (iii) of this paragraph, the indemnitor will have the right to assume handling of the compromise or settlement of the Third Party Liability and the conduct of any related legal, administrative or other proceedings, but the indemnitee shall have the right and shall be given the opportunity to participate in the defence of the Third Party Liability, to consult with the indemnitor in the settlement of the Third Party Liability and the conduct of related legal, administrative and other proceedings (including consultation with counsel) and to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to both parties shall be retained by the indemnitor;

                  (ii) the indemnitor will co-operate with the indemnitee in relation to the Third Party Liability, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation as it becomes available, will provide it with access to all records and files relating to the defence of the Third Party Liability and will meet with representatives of the indemnitee at all reasonable times to discuss the Third Party Liability; and

                  (iii) notwithstanding subparagraphs (i) and (ii) of this paragraph, if the indemnitor is Seller, the indemnitor will not settle the Third Party Liability or conduct any legal, administrative or other proceedings in any manner which could, in the reasonable opinion of the Buyer, have a material adverse effect on the Assets or their use by Buyer, except with the prior written consent of Buyer.

         (e) If, with respect to any Third Party Liability, the indemnitor does not admit the indemnitee's right to indemnification or declines to assume handling of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability, then the following provisions will apply:

                  (i) the indemnitee, at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability and may defend or settle the Third Party Liability on such terms as the indemnitee, acting in good faith, considers advisable; and

                  (ii) any cost, loss, damage or expense incurred or suffered by the indemnitee in the settlement of such Third Party Liability or the conduct of any legal, administrative or other proceedings shall be added to the amount of the Indemnity Claim.

                                    ARTICLE 7
                                  MISCELLANEOUS

7.1 Survival and Assignment. This Agreement shall be binding upon the parties and each of their successors and permitted assigns. No party hereto may assign its rights, duties or interests hereunder in whole or in part without the prior written consent of the other party hereto.

7.2 Governing Law and Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The provisions hereof shall to the greatest extent possible be interpreted in such a manner as to comply with applicable law, but if any provision hereof is, notwithstanding such interpretation, determined to be invalid, void or unenforceable, the remaining provisions of this Agreement shall not be affected thereby but shall remain in full force and effect and be binding upon the parties.

7.3 Notices. All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery, by registered or certified mail, return receipt requested (or equivalent foreign mail service), postage prepaid (airmail, if international), by telex with confirmed answer back or by facsimile transmission to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the others in accordance with this Section, all such notices being effective on receipt.

If to Seller:         RailWorks W. T. Byler, LP
                      c/o RailWorks Corporation
                      6225 Smith Avenue, Suite 200
                      Baltimore, MD 21209-3613
                      Attn: M. P. Rivera
                      FAX:  410-580-6099

If to Buyer:          W. T. Byler, Co., LP
                      15203 Lillja Road
                      Houston, TX 77060-5299
                      Attn: Bill Byler
                      FAX:  281-445-4356

7.4 Waivers and Amendments. No failure or delay by either party in the exercise of any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude an additional or further exercise thereof or the exercise of any other right. To be effective, each waiver of any right hereunder must be in writing and signed by the party waiving its right, and such waiver may be made subject to any conditions specified therein. Each amendment to this Agreement shall be in writing and signed by both parties.

7.5 Entire Agreement. "Agreement" as used herein shall include this Agreement, all Schedules and Exhibits hereto, and all written agreements, undertakings, documents and certificates to be delivered pursuant to the terms hereof. This Agreement (together with its Schedules and Exhibits) represents the entire agreement between the parties hereto relating to its subject matter and supersedes any prior commitments, agreements or understandings (written or oral) among the parties.

7.6 Headings. The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

7.7 Right to Specific Performance. The parties agree that the Assets are unique, that Buyer cannot be appropriately compensated by money damages in the event of the breach of this Agreement by Seller, and that Buyer is therefore entitled to specific performance of this Agreement without limitation upon other remedies to which Buyer may be entitled.

7.8 TERMINATION OF AGREEMENT. THIS AGREEMENT MAY BE TERMINATED PRIOR TO THE CLOSING, IN WHICH CASE IT SHALL BECOME NULL AND VOID AND HAVE NO FURTHER FORCE OR EFFECT, AS FOLLOWS:

(a) at the election of Seller or Buyer, by giving written notice of such termination to the other party, if any one or more of the conditions to the obligation of Seller or Buyer, as the case may be, to close the transactions contemplated hereby have not been fulfilled as of the Closing Date; provided, that the right to terminate this Agreement pursuant hereto shall not be available to any party whose failure to meet a condition has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(b) at the election of Seller or Buyer, if any legal proceeding is commenced or threatened by any governmental agency or other person directed against the consummation of the Closing or any other transaction contemplated under this Agreement and either Seller or Buyer, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof; or

(c) at any time on or prior to the Closing Date, by mutual written consent of Seller and Buyer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers or other representatives duly authorized, as of the day first above written.

SELLER:
RAILWORKS W. T. BYLER, LP
by its General Partner:
         RailWorks Track Systems, Inc.


         By: /s/ M. Azarela
            ------------------------------
         Name:
         Title:

RWKS:
RAILWORKS CORPORATION


By:            /s/ M. Azarela
   ---------------------------------------
Name:
Title:

BUYER:
W. T. BYLER CO., LP
by its General Partner
         W. T. Byler Co. - GP, Inc.


           /s/ W. T. Byler, Jr.
------------------------------------------
          William T. Byler, Jr.
          President

TROY BYLER:


              /s/W. T. Byler
------------------------------------------
            William Troy Byler

BILL BYLER:


            /s/W. T. Byler, Jr.
------------------------------------------
           William T. Byler, Jr.


                                       2